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                                                                   EXHIBIT 99.1


                                                 FOR IMMEDIATE RELEASE

CONTACT INFORMATION:

AT THE COMPANY:                                  FINANCIAL RELATIONS BOARD/BSMG:

Gregory S. Skinner                               Pamela Roberts or Liz Saghi
Vice President Finance and CFO                   (415) 986-1591
(650) 306-1650


                    LANDEC CORPORATION ISSUES $5.0 MILLION OF

                                PREFERRED STOCK

     MENLO PARK, CA - October 25, 2001 -- Landec Corporation (Nasdaq: LNDC), a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications, announced today a private placement of $5 million of Series B Preferred Stock to the Seahawk Ranch Irrevocable Trust of Foster City, California, effective October 24, 2001.
Mr. Kenneth E. Jones, a director of Landec Corporation, is one of the trustees of the Seahawk Ranch Irrevocable Trust. The Series B Preferred Stock is convertible into Common Stock at $3.50 per share, approximately the average price of Landec's Common Stock for the five days prior to the close.

     The Series B Preferred Stock earns cumulative dividends payable in additional shares of Series B Preferred Stock at an annual rate of eight percent (8%) for the first two years, ten percent (10%) for the third year and twelve percent (12%) thereafter. The Series B Preferred Stock may be redeemed by Landec Corporation at any time for the original purchase price plus all accrued and unpaid dividends.

     One half of the Series B Preferred Stock is convertible at any time into Common Stock at the option of the holder after the six-month anniversary of the closing. All of the Series B Preferred Stock is convertible at the holder's option after one-year from the closing date. If shares are converted under the agreement, the Company has agreed to use its best efforts to prepare and file with the Securities and Exchange Commission a Registration Statement under the Securities Act covering the converted Common Stock within ninety (90) days after the date the holder notifies the Company of its intent to convert all or a portion of the Series B Preferred Stock.

     The Company intends to use the proceeds from this issuance to pay down bank debt, fund short-term working capital needs and help fund the expansion of the Company's value-added fresh-cut business.

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     Gary Steele, Landec's CEO stated, "Landec's plan for strengthening its balance sheet is focused on generating positive cash flow from operations during fiscal year 2002 and selling selective non-strategic assets. Given the reality of recent global events, we expect that the sale of non-strategic assets will take longer than originally anticipated. The trustees of the Seahawk Ranch Irrevocable Trust are showing their confidence in Landec's future by providing bridge financing for the period of time we will need to achieve our objectives."

     The shares of Series B Preferred Stock and underlying Common Stock have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT LANDEC CORPORATION

     Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company's temperature-activated polymer products are based on its proprietary Intelimer(R) polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

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